EXHIBIT 5.1



                                         ALLEN & OVERY LLP
                                         Level 32  40 Bank Street  Canary Wharf
Permanent Financing (No. 8) PLC          London  E14 5NR  United Kingdom
35 Great St. Helen's
London                                   Tel               +44 (0)20 7330 3000
EC3A 6AP                                 Fax               +44 (0)20 7330 9999
                                         Direct            +44 (0)20 7 330 2411
                                         simon.nasta@allenovery.com

Our ref               33775-00206 ICM:1709271.2

7th June 2005

Dear Sirs

SERIES 1 CLASS A NOTES DUE 2006, SERIES 2 CLASS A NOTES DUE 2014, SERIES 3 CLASS A NOTES DUE 2032, SERIES 1 CLASS B NOTES DUE 2042, SERIES 3 CLASS B NOTES DUE 2042, SERIES 2 CLASS B NOTES DUE 2042, SERIES 1 CLASS C NOTES DUE 2042, SERIES 2 CLASS C NOTES DUE 2042, SERIES 3 CLASS C NOTES DUE 2042 (THE NOTES)

           REGISTRATION STATEMENT ON FORM S-11 (FILE NO. 333-124404)

We have acted as English legal advisers to Permanent Financing (No. 8) PLC (the COMPANY) in connection with the proposed issue of the Notes by the Company on or about 22nd June, 2005 (the CLOSING DATE).

Expressions defined in the Underwriting Agreement (as defined in the Schedule) have the same meanings when used in this opinion.

We have examined copies of the documents mentioned in the Schedule hereto and such other documents as we have considered necessary.

We have not made any investigation of, and do not express any opinion on, the law of any jurisdiction other than England and Wales.

We have assumed:

(A) the capacity, power and authority of each of the parties (other than the Company) to execute, deliver and perform the terms of the documents specified in Part I of the Schedule (together, the ISSUE DOCUMENTS);

(B) the due execution and delivery of the Issue Documents and the conformity to original documents of all copy documents examined by us and that the copy of the Memorandum and Articles of Association of the Company examined by us is complete and up to date and would, if issued today, comply, as respects the Articles of Association, with Section 380 of the Companies Act 1985;

(C) that the Notes will be duly executed, issued and authenticated in accordance with the provisions of the Underwriting Agreement and the Issuer Trust Deed (as defined in the Schedule);

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London EC4M 9QQ and at the above address. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

Allen & Overy LLP or an affiliated undertaking has an office in each of:
Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin and Warsaw.

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(D)      that no law of any jurisdiction outside England and Wales would render such execution, delivery or issue illegal or ineffective and that, insofar as any obligation under any of the Issue Documents or the Notes is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(E) that the information disclosed by our search on the Closing Date at the office of the Registrar of Companies in London and at the Central Registry of Winding up Petitions on the Closing Date in relation to the Company will be complete, up to date and accurate and will not have been materially altered or added to and reveals no order or resolution for the winding up of the Company and no notice of appointment in respect of the Company of a receiver or administrator or filing of documents with the court or service of a notice of intention to appoint an administrator;

(F) that the Company is not, on the Closing Date, unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (as amended) and will not become unable to do so in consequence of the transactions effected by the Issue Documents;


(G) that the draft Minutes referred to in Part II of the Schedule will represent a true record of the proceedings described therein of a duly convened, constituted and quorate meeting of the Company's directors acting in the interests and for a proper purpose of the Company and that the relevant meeting will be duly held and that the authorisations given thereat will not subsequently be revoked or amended;

(H) that any factual matters referred to in each Issue Document will be true and accurate (including, without limitation, the accuracy of the representations and warranties therein);

(I) that the Issue Documents will in all material respects relevant hereto be executed and delivered substantially in the form of the relevant exhibit to the Registration Statement;

(J) that none of the parties to the Issue Documents has taken or will take any action in relation to the Notes which would be a contravention of the prohibitions contained in Sections 19 or 21 of the Financial Services and Markets Act 2000 (the FSMA); and

(K) that any party to any of the Issue Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the issue, offering or sale of the Notes.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that the Notes will constitute valid and binding obligations of the Company. As a result, those obligations would be enforceable in proceedings before the English courts.

Our opinion is qualified by the following reservations and any matter of fact not disclosed to us:

(A) We do not express any opinion on European Community law as it affects any jurisdiction other than England and Wales.

(B) Any enforcement of the obligations of the Company in proceedings before the English courts would be by way of grant of a remedy in the event of a breach of those obligations. The nature and availability of the remedies provided by the English courts would depend on the circumstances. These remedies, including an order by the court requiring the payment of damages or the payment of a sum due, would be available subject to principles of law, equity and procedures of general application. Some remedies, including an order by the court requiring specific performance of an obligation or the issue of an injunction, would be entirely within the discretion of the court. The possibility of obtaining any remedy would be lost if proceedings were not to be commenced within certain time limits. The English courts have power to stay proceedings and may decline jurisdiction,

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         notably if concurrent proceedings are being brought elsewhere.
         Accordingly, enforcement of the obligations of the Company under the Notes would not be certain in every circumstance.

(C) The obligations of the Company under the Notes will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

This opinion is given to you for use in connection with the issue of the Notes. It may not be relied upon by any other person or used for any other purpose and neither its contents nor its existence may be disclosed without our written consent (although you may supply a copy to the United States Securities and Exchange Commission (the SEC)).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Allen & Overy LLP under the caption "Legal matters" in the Prospectus. In giving such consent, we do not admit that we are "experts", within the meaning of the term used in the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement including this opinion as an exhibit or otherwise.

Yours faithfully



/S/ Allen & Overy LLP

ALLEN & OVERY LLP

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                                    SCHEDULE

                                     PART I

1. The draft issuer underwriting agreement dated 10th June, 2005 between the Company and Citigroup Global Markets Limited, Credit Suisse First Boston (Europe) Limited and USB Limited as Representatives of the several Underwriters listed in Schedule 1 therein exhibited as Exhibit
         1.1 to the Registration Statement (the UNDERWRITING AGREEMENT).

2. The draft issuer trust deed dated 22nd June, 2005 between the Company and The Bank of New York, exhibited as Exhibit 4.6 to the Registration Statement (the ISSUER TRUST DEED).

3.       The Global Issuer Notes (as defined in the Underwriting Agreement).

4. The draft issuer paying agent and agent bank agreement dated 22nd June, 2005 between, inter alia, the Company and Citibank, N.A., exhibited as Exhibit 4.7 to the Registration Statement (the ISSUER PAYING AGENT AND AGENT BANK AGREEMENT).



                                    PART II

A draft form of Minutes of a Meeting of the Board of Directors of the Company to be held on or about the Closing Date.

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